CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated April 28, 2025, relating to the financial statements and financial highlights of U.S. Diversified Real Estate ETF, a series of ETF Series Solutions, which are included in Form N-CSR for the year ended February 28, 2025, and to the references to our firm under the headings “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.
COHEN & COMPANY, LTD.
Philadelphia, Pennsylvania
June 24, 2025